Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123742

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated June 17, 2005)

[TRIPOS LOGO]

867,371 Shares

Tripos, Inc.

Common Stock

        This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated June 17, 2005 with respect to the resale of up to 867,371 shares of common stock by the selling stockholders named therein

         On January 24, 2006, the Company filed a Form 8-K regarding a press release announcing the implementation of its reduction in force for its Discovery Research business. This action coincides with the conclusion of the 30-day consultation period with employees mandated by U.K. law and previously announced by Tripos on Dec. 19, 2005. The Form 8-K is attached hereto.

         Neither the Securities and E exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 25, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 24, 2006

Date of Report (Date of earliest event reported)

Tripos, Inc.

 (Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.       Costs Associated with Exit or Disposal Activities

            The following information is furnished pursuant to Item 2.05, Costs Associated with Exit or Disposal Activities.

            On January 24, 2006, Tripos, Inc. issued a press release announcing the implementation of its reduction in force for its Discovery Research business. This action coincides with the conclusion of the 30-day consultation period with employees mandated by U.K. law and previously announced by Tripos on Dec. 19, 2005.

            A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Item 9.01.       Financial Statements and Exhibits

Exhibits

99.1     Press release dated January 24, 2006, issued by Tripos, Inc.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: January 24, 2006

INDEX TO EXHIBITS

Exhibit No.                   Description

99.1                             Press release dated January 24, 2006, issued by Tripos, Inc.